Exhibit 5.1

Babak Yaghmaie

T: 212 479 6556

byaghmaie@cooley.com

October 19, 2017

MongoDB, Inc.

229 W. 43rd Street, 5th Floor

New York, NY  10036

Ladies and Gentlemen:

We have acted as counsel to MongoDB, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, covering the offering of up to (a) 9,193,594 shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B 2008 Stock Plan Shares”) issuable pursuant to the Company’s 2008 Stock Plan, as amended, and (b) 18,689,040 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), consisting of (i) 9,193,594 shares of Class A Common Stock (the “Class A 2008 Stock Plan Shares”) issuable pursuant to the Company’s 2008 Stock Plan, as amended, (ii) 8,500,446 shares of Class A Common Stock (the “Class A 2016 EIP Shares”) issuable pursuant to the Company’s 2016 Equity Incentive Plan, and (iii) 995,000 shares of Class A Common Stock (together with the Class B 2008 Stock Plan Shares, the Class A 2008 Stock Plan Shares and the Class A 2016 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2017 Employee Stock Purchase Plan (together with the Company’s 2008 Stock Plan, as amended, and the Company’s 2016 Equity Incentive Plan, as amended, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 1114 Avenue of the Americas New York, NY 10036
t: (212) 479-6000 f: (212) 479-6275 cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Babak Yaghmaie
Babak Yaghmaie